Exhibit 10.1
Heritage Financial Corporation
Addendum to
Employment Agreement
This Addendum to Employment Agreement is made and entered into and effective as of July 1, 2021 (the “Addendum Date”), by and between Heritage Financial Corporation (the ‘Company”) and Bryan McDonald (“Executive,” and together with Executive, the “Parties”).
A.Executive and the Company are parties to that certain Employment Agreement, dated November 4, 2019, by and between the Company and Executive (the “Employment Agreement”).
B.The Parties desire to amend the Employment Agreement by this Addendum as of the date written above.
Now, Therefore, in consideration of the foregoing and of the mutual promises and covenants of the Parties set forth in this Addendum, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby expressly covenant and agree to the following revisions to the Employment Agreement, effective as of the Addendum Date:
1.Section 2 of the Employment Agreement is amended to provide Executive with the additional title of President of Heritage Bank.
All other provisions of the Employment Agreement remain in full force and effect.
In Witness Whereof, the Company has caused this Addendum to be executed in its name and on its behalf, and Executive acknowledges understanding and acceptance of, and agrees to, the terms of this Addendum.
    Heritage Financial Corporation
    By: /s/ Jeffrey J. Deuel
    Print Name: Jeffrey J. Deuel
    Title: President and Chief Executive Officer
    Executive
    By: /s/ Bryan D. McDonald
     Bryan McDonald